Exhibit 99.1

ENDURANCE INTERNATIONAL GROUP ANNOUNCES CLOSING OF ACQUISITION OF CONSTANT CONTACT

BURLINGTON, MA (February 9, 2016) — Endurance International Group Holdings, Inc. (“Endurance” or the “Company”) (NASDAQ: EIGI), a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online, today announced the completion of its previously announced acquisition of all of the issued and outstanding common shares of Constant Contact, Inc. for $32.00 a share in cash, in accordance with the terms of the acquisition agreement announced on November 2, 2015. Constant Contact’s common stock will continue trading on the NASDAQ Global Select Market under the symbol “CTCT” until the end of trading today, February 9, 2016.

“We are excited that Constant Contact is now a part of our family of brands,” said Hari Ravichandran, founder and chief executive officer of Endurance. “We believe that our combined capabilities will drive continued opportunity in serving the SMB market with a comprehensive suite of product solutions, while strengthening the company’s financial and operational scale.”

The total purchase price for the acquisition was $1.1 billion, including $0.2 billion of cash on the Constant Contact balance sheet at closing. Endurance funded the transaction with the proceeds of $735.0 million in aggregate principal amount of incremental senior secured term loans under its existing credit agreement and $350.0 million in aggregate principal amount of senior unsecured notes. In connection therewith, it also obtained a new senior secured $165.0 million revolving credit facility under its existing credit agreement.

The incremental term loans will mature in seven years, were issued at a price of 97% of par (subject to the payment of an additional upfront fee of 1.0% on February 28, 2016 under certain circumstances), bear interest at a rate of Libor plus 5.0% per annum, subject to a Libor floor of 1.0% per annum, and have scheduled amortization of 0.50% per quarter. As a result of the “most-favored nation” pricing provision in Endurance’s existing credit agreement, the interest rate on Endurance’s existing term loans have increased to Libor plus 5.23% per annum (stepping up to Libor plus 5.48% per annum on February 28, 2016 under certain circumstances), subject to a Libor floor of 1.0% per annum. In addition, Endurance will use commercially reasonable efforts to make voluntary prepayments on the existing term loans in an amount equal to the scheduled amortization thereon (which is 0.25% per quarter).

The notes will mature in February 2024, were issued at a price of 98.065% of par and have a coupon 10.875% per annum. The notes were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. Endurance has granted registration rights in respect of the notes. This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any securities.

Loans under the five-year revolving credit facility will bear interest at a rate of Libor plus 4.0% per annum (subject to a leverage-based step-down).

Loans under the credit agreement are also subject to a base rate option, with interest rate spreads of 1.0% per annum less than those applicable to Libor-based loans.

Affiliates of Credit Suisse, Goldman Sachs and Jefferies acted as joint lead arrangers and bookrunners for the incremental term loans and revolving credit facility.

Cleary Gottlieb Steen & Hamilton LLP acted as legal advisor for Endurance. Latham & Watkins LLP acted as legal advisor for Constant Contact. Milbank, Tweed, Hadley & McCloy LLP acted as legal advisor for the joint lead arrangers and bookrunners.

The company plans to provide additional information on the close of the transaction on its fourth quarter and full year 2015 financial results conference call on February 18, 2016.

Cautionary statement concerning forward-looking information

This press release includes “forward-looking statements” that involve risks and uncertainties within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the acquisition of Constant Contact. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “propose,” “intend,” “will,” “expect” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these expectations will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks and uncertainties discussed in Endurance’s filings with the SEC, including the “Risk Factors” sections of Endurance’s most recent Quarterly Report on Form 10-Q for the period ended September 30, 2015 and most recent Annual Report on Form 10-K for the year ended December 31, 2014. You can obtain copies of Endurance’s filings with the SEC for free at the SEC’s website (www.sec.gov). Endurance does not assume any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Endurance International Group

Endurance International Group is a publicly traded (NASDAQ: EIGI) technology company that helps power small and medium-sized businesses online. Through its proprietary cloud platform, Endurance provides web presence solutions including web hosting, eCommerce, eMarketing and mobile business tools to approximately 4.5 million subscribers around the globe. The company’s world-class family of brands includes Bluehost, HostGator, iPage, Domain.com, A Small Orange, MOJO Marketplace, BigRock and ResellerClub, among others. Headquartered in Burlington, Massachusetts, Endurance employs more than 2,500 people across the United States in Utah, Texas, Washington and Arizona and in the United Kingdom, India, Israel and Brazil.

Endurance International Group and the compass logo are trademarks of The Endurance International Group, Inc. Other brand names of Endurance International Group are trademarks of The Endurance International Group, Inc. or its subsidiaries.

Endurance Investor Contact:

Angela White

Endurance International Group

(781) 852-3450

ir@endurance.com

Endurance Press Contact:

Dani LaSalvia

Endurance International Group

(781) 852-3212

press@endurance.com

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